Exhibit 99.1

Contact:                                News Release
Shaun Burke, president and CEO
Guaranty Bank
417-520-4333
sburke@gbankmo.com

Guaranty Federal Bancshares, Inc. President/CEO to Retire for Second Time

SPRINGFIELD, MO (January 18, 2005) - Guaranty Federal Bancshares, Inc. President/CEO Don Gibson will retire effective February 28, 2005.

After being retired from Great Southern Bank for two years, Gibson joined Guaranty Bank in January 2002 as president and CEO of both the bank and the bank’s holding company Guaranty Federal Bancshares, Inc.

Gibson successfully led Guaranty Bank’s transformation from a savings bank to a state chartered trust company with banking powers in 2003. Gibson’s leadership also helped to significantly grow the commercial lending department as well as improve the bank’s financial performance.

Gibson began his banking career with Boatmen’s Bank of Springfield where he worked for 14 years. He was then employed with Great Southern Bank for 25 years where he helped the bank grow from $100 million in assets in 1975 to over $950 million in assets in 2000. Throughout his banking career Gibson has worked in nearly every facet and department possible within a bank. His extensive banking experience proved invaluable when Gibson helped take Great Southern public in 1989, converted the bank from a savings and loan to a federal savings bank in 1994, and then converted the bank to a state chartered bank in 1998. Upon his retirement from Great Southern in 2000 Gibson was vice chairman and chief operating officer as well as secretary for Great Southern Bank and its holding company Great Southern Bancorp.

Shaun Burke will become president and CEO of Guaranty Federal Bancshares, Inc. in addition to his current role as president and CEO of Guaranty Bank that he has held since March 2004. Burke was previously with Signature Bank for seven years where he served as executive vice president, senior credit officer, and was a member of the board of directors. Burke is also a past member of the United Way Allocations and Agency Relations Executive Committee, Salvation Army Board, and Big Brothers Big Sisters Board.

Gibson will remain a member of the board of directors for Guaranty Federal Bancshares, Inc. Spending time with grandchildren and traveling are on Gibson’s retirement schedule.